Exhibit 99.2

News Release

Contact

David Speechly, Ph.D.

510.749.1853

david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

ROCKVILLE, MD — July 25, 2007 — Celera Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $7.8 million, or $0.10 per share, for the fourth quarter of fiscal 2007 ended June 30, 2007, compared to a net loss of $5.3 million, or $0.07 per share, for the fourth quarter of fiscal 2006. The fourth quarter fiscal 2007 results included pre-tax restructuring charges of $3.8 million for an additional asset impairment associated with the previous decision to exit small molecule drug discovery and development and $0.5 million for employee-related costs, primarily severance. The fourth quarter fiscal 2006 results included a $5.3 million pre-tax charge for restructuring costs associated with the decision to exit small molecule drug discovery and development and the integration of Celera Diagnostics into Celera. The fourth quarter 2006 results also included revenue of $8.6 million from the sale of certain small molecule drug discovery and development programs. All per share amounts refer to Applera Corporation-Celera Group Common Stock.

“I’m encouraged by the progress Celera continues to make in increasing product sales and developing its product portfolio,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation. “This is a pivotal year for Celera as we expect to become profitable by the end of the fiscal year.”

“We’re pleased with the approval of the HIV-1 viral load test in the U.S. for use on the m2000™ automated instrument system and with the expanded menu in Europe with the registration and commercialization of a Real-Time™ assay for monitoring hepatitis B viral load,” said Kathy Ordoñez, President of Celera. “We also made substantial progress in our cardiovascular program, providing opportunities for future growth. These opportunities include molecular tests intended to optimize statin and aspirin therapy and others to identify people at risk for coronary heart disease, stroke and thrombosis. Some of these cardiovascular discoveries are expected to be published in peer reviewed journals in the coming months and we are moving forward with plans for their commercialization.”

For fiscal year 2007, Celera reported a net loss of $19.8 million, or $0.25 per share, compared to a net loss of $62.7 million, or $0.83 per share, for fiscal 2006. Results for fiscal 2007 included items that increased losses before taxes by approximately $5.5 million. These items included $6.8 million of pre-tax charges primarily related to additional restructuring costs associated with

CELERA REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

the previous decision to exit small molecule drug discovery and development and a pre-tax charge of $3.5 million for Celera’s estimated share of the damage award in the continuing litigation between our partner, Abbott, and Innogenetics N.V. These losses were partially offset by revenue of $2.5 million from the sale of a small molecule drug discovery and development program and a pre-tax gain of $2.3 million from a legal settlement. Fiscal 2007 results also included tax benefits of approximately $1.4 million primarily related to the recognition of the prior fiscal year’s R&D tax credits as a result of tax legislation effective January 1, 2006. Fiscal 2006 results included $26.2 million of pre-tax charges for restructuring costs associated with the decision to exit small molecule drug discovery and development and the integration of Celera Diagnostics into Celera. Fiscal 2006 results also included revenue of $8.6 million from the sale of certain small molecule drug discovery and development programs, as well as $7.6 million of pre-tax gains from the sale of investments.

Financial Highlights

•

Reported revenues for the fourth quarter of fiscal 2007 were $10.2 million, compared to $17.8 million for the fourth quarter of fiscal 2006. The fourth quarter fiscal 2006 results included revenue of $8.6 million from the sale of certain small molecule drug discovery and development programs and $0.4 million from the discontinued Paracel business. Excluding these revenue items, the increase in reported revenues over the prior year quarter was primarily due to higher royalty and licensing revenues, partially offset by lower equalization payments.

Reported revenues for the Group are comprised of product sales, equalization payments, and license and collaboration revenues. Product sales consist primarily of shipments to our partner, Abbott, at cost. Revenues from items that are outside of the alliance with Abbott are also reported in this category. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner.

•

R&D expenses for the fourth quarter of fiscal 2007 were $13.5 million, compared to $15.7 million in the prior year quarter. SG&A expenses for the fourth quarter of fiscal 2007 decreased to $8.1 million, from $9.1 million in the prior year quarter. These expense reductions were primarily due to the decision to exit small molecule drug discovery and development.

•	At June 30, 2007, the Group’s cash and short-term investments were approximately $561 million, compared to approximately $565 million at March 31, 2007.

Supplemental Financial Information

•

For the fourth quarter of fiscal 2007, total end-user revenues increased 20 percent to $27.0 million from $22.5 million in the prior year quarter. End-user revenues include products sold through the alliance with Abbott and revenues from our unpartnered genetic tests. Increased sales of HIV and hepatitis C virus (HCV) viral load, chlamydia, and gonorrhea Real-Time assays used on the m2000 system, as well as high resolution human leukocyte antigen (HLA) products and Fragile X and thrombosis related analyte specific reagents (ASRs) all contributed to the year-over-year growth. These increases were partially offset by lower sales of HCV genotyping ASRs due to the injunction against sales of these products by Abbott

CELERA REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

issued in the Innogenetics litigation and lower sales of ViroSeq® HIV genotyping products due primarily to quarterly variability of orders related to outstanding tenders. Abbott is appealing the court’s decisions in the Innogenetics litigation with respect to infringement, validity of the patent, and the permanent injunction.

•

For fiscal year 2007, end-user revenues increased 26 percent to $100.3 million from $79.5 million in the prior year, primarily due to higher sales of HIV and HCV viral load, chlamydia, and gonorrhea Real-Time assays used on the m2000 system, as well as high resolution HLA genotyping products, ViroSeq® HIV-1 genotyping products, and cystic fibrosis, Fragile X, and thrombosis related ASRs. These increases were partially offset by lower sales of the low resolution HLA product line that was removed from the alliance in December 2005 and lower sales of our HCV genotyping ASRs due to the injunction against sales of these products as described above.

Business and Scientific Highlights

•

In June, Celera published data from research studies showing that a novel variant of the LPA gene is associated with an approximate 3-fold increased risk of severe coronary artery disease. The paper is scheduled to appear in the September 2007 edition of Arteriosclerosis, Thrombosis and Vascular Biology, and is currently available on the journal’s website at http://atvb.ahajournals.org/.

•

In May, Celera and Abbott announced that Abbott received U.S. Food and Drug Administration approval to market the Abbott Real-Time HIV-1 viral load test in the U.S. for use on the m2000 automated instrument system.

•

In April, Celera announced the publication of data from a research study validating its multi-gene Cirrhosis Risk Score that predicts future risk of developing cirrhosis in patients with chronic hepatitis C. This paper is scheduled to appear in the August 2007 edition of Hepatology, published on behalf of the American Association for the Study of Liver Diseases, and is available on the publication’s website at www3.interscience.wiley.com/cgi-bin/jhome/106570044.

Celera Outlook

Celera anticipates that its fiscal 2008 financial performance will be affected by various factors including: demand for current and new diagnostic products; adoption of the m2000 system in the U.S. and other markets; potential revenue from technology licenses and collaborations; and potential changes to the U.S. Food and Drug Administration regulations governing the sale of products and services. Subject to the inherent uncertainty associated with these factors, Celera has the following expectations regarding its financial performance for fiscal 2008:

•	Total reported revenues are anticipated to be $60 - $65 million.

•	Reported R&D expenses are anticipated to be $40 - $45 million, and SG&A expenses are anticipated to be $30 - $35 million.

•	Celera anticipates that it will approach break-even for the full year including FAS 123R charges (accounting for stock based compensation) and will be profitable in the fourth

CELERA REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

quarter. The total pre-tax impact of FAS 123R in fiscal 2008 is expected to be approximately $5 million, with an EPS impact of approximately $0.04.

•

Celera currently expects to consume less than $10 million in cash and short-term investments to fund operations and anticipated growth in placements of the m2000 system. This does not include any proceeds that might be received from the sale of Celera’s small molecule facility in South San Francisco, CA.

•

For business milestones, Celera expects to commercialize at least two of its cardiovascular tests, add additional licensees for its breast cancer and cirrhosis tests and secure other licensing and collaboration partners.

Other risks and uncertainties that may affect Celera’s financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.213.4868 and enter passcode 49372399 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on July 25 until August 8, 2007. Interested parties should call 617.801.6888 and enter passcode 24256462.

Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of the conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.

About Applera Corporation and Celera

Applera Corporation consists of two operating groups. Celera is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera maintains a strategic alliance with Abbott

CELERA REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of approximately $2.1 billion during fiscal 2007. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera’s business include but are not limited to: (1) Celera is an early-stage company and may not achieve profitability when expected, if at all; (2) Celera’s business is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (3) Celera does not have the resources necessary to develop therapeutic products and therefore will not be able to participate in the development or commercialization of therapeutic products other than through collaborations or licensing arrangements with other companies; (4) Celera is using novel and unproven methods to discover markers for the development of new diagnostic products and targets for the development of new therapeutics, which may not be successful; (5) clinical trials of therapeutic or diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (6) diagnostic or therapeutic products may not receive required regulatory clearances or approvals; (7) the diagnostic and therapeutic industries are very competitive, and new therapeutic or diagnostic products may not be accepted and adopted by the market; (8) demand for diagnostic or therapeutic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (9) the U.S. Food and Drug Administration has issued a draft interpretation of the regulations governing the sale of Analyte Specific Reagent products which could prevent or delay Celera’s or its collaborators’ or licensees’ sales of these products and harm Celera’s business; (10) Celera

CELERA REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera; (11) Celera may be subject to product liability or other claims as a result of the testing or use of therapeutic or diagnostic products, including those commercialized through collaborators or licensees; (12) Celera relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera or who may compromise the confidentiality of Celera’s proprietary information; (13) Celera may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (14) Celera’s ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (15) Celera is dependent on the operation of computer hardware, software, and Internet applications and related technology; (16) an adverse outcome in legal proceedings involving Abbott could harm Celera’s business and subject it to liabilities; (17) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera’s diagnostic products; (18) future acquisitions by Celera may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (19) the outcome of the existing stockholder litigation is uncertain; (20) Celera has limited commercial manufacturing experience and capabilities and relies on a single manufacturing facility for manufacturing its diagnostic products; (21) Celera relies on a single supplier or a limited number of suppliers for key components of certain of its diagnostic products; (22) Celera’s principal facilities are subject to the risk of earthquakes, which could interrupt operations; and (23) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

###

Copyright 2007 Applera Corporation. All Rights Reserved. AB(Design) and Celera and ViroSeq are registered trademarks, and Applied Biosystems and Applera are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries. RealTime and m2000 are trademarks of Abbott Laboratories or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION

CELERA GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2007	2006	2007	2006
Net revenues	$10.2	$17.8	$43.4	$46.2
Cost of sales	3.9	5.2	17.6	19.7

Gross margin	6.3	12.6	25.8	26.5
Research and development	13.5	15.7	51.7	94.3
Selling, general and administrative	8.1	9.1	29.7	36.1
Amortization of purchased intangible assets				1.1
Employee-related charges, asset impairments and other	4.3	5.3	10.3	26.2
Asset dispositions and legal settlements			(2.4)	0.7

Operating loss	(19.6)	(17.5)	(63.5)	(131.9)
Gain on investments, net				7.6
Interest income, net	6.9	6.0	27.8	22.4
Other income (expense), net	0.2		0.5	(0.2)

Loss before income taxes	(12.5)	(11.5)	(35.2)	(102.1)
Benefit for income taxes	4.7	6.2	15.4	39.4

Net loss	$(7.8)	$(5.3)	$(19.8)	$(62.7)

Loss per share analysis

Net loss per share
Basic and diluted	$(0.10)	$(0.07)	$(0.25)	$(0.83)

Weighted average number of common shares
Basic and diluted	78,832,000	76,993,000	78,325,000	75,508,000

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended June 30, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$557.3	$10.2	$(1.3)	$566.2
Cost of sales	248.7	3.9	(0.7)	251.9

Gross margin	308.6	6.3	(0.6)	314.3
Selling, general and administrative	160.2	8.1	(0.1)	168.2
Research, development and engineering	53.5	13.5	(0.3)	66.7
Amortization of purchased intangible assets	2.8			2.8
Employee-related charges, asset impairments and other		4.3		4.3
Asset dispositions and legal settlements	(3.5)			(3.5)

Operating income (loss)	95.6	(19.6)	(0.2)	75.8
Interest income, net	6.1	6.9		13.0
Other income (expense), net	1.8	0.2		2.0

Income (loss) before income taxes	103.5	(12.5)	(0.2)	90.8
Provision (benefit) for income taxes	24.2	(4.7)	(0.1)	19.4

Income (loss) from continuing operations	79.3	(7.8)	(0.1)	71.4
Income from discontinued operations, net of income taxes	8.5			8.5

Net income (loss)	$87.8	$(7.8)	$(0.1)	$79.9

Income (loss) from continuing operations per share
Basic	$0.43	$(0.10)
Diluted	$0.42	$(0.10)
Income from discontinued operations per share
Basic	$0.05	$—
Diluted	$0.04	$—
Net income (loss) per share
Basic	$0.48	$(0.10)
Diluted	$0.46	$(0.10)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended June 30, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$523.1	$17.8	$(1.2)	$539.7
Cost of sales	238.8	5.2	(0.5)	243.5

Gross margin	284.3	12.6	(0.7)	296.2
Selling, general and administrative	149.9	9.1	0.1	159.1
Research, development and engineering	46.3	15.7	(0.8)	61.2
Amortization of purchased intangible assets	2.9			2.9
Employee-related charges, asset impairments and other		5.3		5.3
Asset dispositions and legal settlements	(16.9)			(16.9)

Operating income (loss)	102.1	(17.5)		84.6
Interest income, net	2.9	6.0		8.9
Other income (expense), net	1.8			1.8

Income (loss) before income taxes	106.8	(11.5)		95.3
Provision (benefit) for income taxes	30.1	(6.2)	(1.3)	22.6

Net income (loss)	$76.7	$(5.3)	$1.3	$72.7

Net income (loss) per share
Basic	$0.43	$(0.07)
Diluted	$0.41	$(0.07)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Twelve Months Ended June 30, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$2,093.5	$43.4	$(4.4)	$2,132.5
Cost of sales	936.2	17.6	(2.3)	951.5

Gross margin	1,157.3	25.8	(2.1)	1,181.0
Selling, general and administrative	593.0	29.7		622.7
Research, development and engineering	203.9	51.7	(1.6)	254.0
Amortization of purchased intangible assets	11.2			11.2
Employee-related charges, asset impairments and other		10.3		10.3
Asset dispositions and legal settlements	(2.2)	(2.4)		(4.6)
Acquired research and development	114.3			114.3

Operating income (loss)	237.1	(63.5)	(0.5)	173.1
Gain on investments, net	0.2			0.2
Interest income, net	15.4	27.8		43.2
Other income (expense), net	6.3	0.5		6.8

Income (loss) before income taxes	259.0	(35.2)	(0.5)	223.3
Provision (benefit) for income taxes	88.1	(15.4)	(0.2)	72.5

Income (loss) from continuing operations	170.9	(19.8)	(0.3)	150.8
Income from discontinued operations, net of income taxes	8.5			8.5

Net income (loss)	$179.4	$(19.8)	$(0.3)	$159.3

Income (loss) from continuing operations per share
Basic	$0.93	$(0.25)
Diluted	$0.90	$(0.25)
Income from discontinued operations per share
Basic	$0.05	$—
Diluted	$0.04	$—
Net income (loss) per share
Basic	$0.98	$(0.25)
Diluted	$0.94	$(0.25)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Twelve Months Ended June 30, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,911.2	$46.2	$(8.0)	$1,949.4
Cost of sales	866.4	19.7	(4.9)	881.2

Gross margin	1,044.8	26.5	(3.1)	1,068.2
Selling, general and administrative	548.4	36.1		584.5
Research, development and engineering	180.3	94.3	(3.2)	271.4
Amortization of purchased intangible assets	4.8	1.1		5.9
Employee-related charges, asset impairments and other	0.4	26.2		26.6
Asset dispositions and legal settlements	10.5	0.7		11.2
Acquired research and development	3.4			3.4

Operating income (loss)	297.0	(131.9)	0.1	165.2
Gain on investments, net		7.6		7.6
Interest income, net	14.7	22.4		37.1
Other income (expense), net	5.5	(0.2)		5.3

Income (loss) before income taxes	317.2	(102.1)	0.1	215.2
Provision (benefit) for income taxes	42.1	(39.4)		2.7

Net income (loss)	$275.1	$(62.7)	$0.1	$212.5

Net income (loss) per share
Basic	$1.47	$(0.83)
Diluted	$1.43	$(0.83)